Exhibit 10.2

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT ("Agreement") is made and entered into effective March 11, 2013 by and between XRS Corporation ("XRS" or the “Company”) and Brendan Reidy ("Employee"). This Agreement establishes certain payment provisions in the event that Employee is separated from employment with XRS under the identified circumstances below. This Agreement does not create a contract of employment, and Employee continues as an employee at will.

1. Definitions.

“Change of Control” means any of the following events:

(a)
A sale, consolidation, merger, acquisition or affiliation which results in the stockholders of the Company (determined immediately prior to the consummation of the transaction) holding immediately after consummation of such transaction less than 45% of the total outstanding capital stock of the surviving or successor corporation in the transaction (the “Surviving Corporation”); or

(b)
A sale, consolidation, merger, or acquisition in which the Company becomes accountable to, or a part of, a newly created company or controlling organization where at least 51% of the members of the Board of the newly created Company or controlling organization were not members of the Company’s Board immediately prior to such sale, consolidation, merger, or acquisition; or

(c) A sale or other disposition by the Company of all or substantially all of the assets of the Company.

“Good Reason” shall mean any of the following events:

(a)    Assignment to Employee by XRS of duties which are materially inconsistent with Employee’s then current position, duties, responsibilities, and status with XRS, except in connection with the termination of Employee’s employment for Disability (as defined below) or Cause, or

(b) A material diminution of Employee’s then current cash compensation, unless such compensation is reduced as part of a Companywide reduction for similar executives;

provided that Employee has provided notice to XRS of the occurrence of an event listed above within thirty (30) days of the occurrence and such event is not fully remedied by XRS within thirty (30) days after XRS’ receipt of written notice from Employee.

“Cause” shall mean either of the following events:

(a)
Any conviction or nolo contendere plea by Employee to a felony or gross misdemeanor, or misdemeanor involving moral turpitude, or any public conduct by Employee that has or can reasonably be expected to have a material detrimental effect on XRS; or

(b)
Any fraud, misappropriations or embezzlement, breach of confidentiality, noncompetition, fiduciary duty or other material obligation to Company, by Employee or intentional material damage to the property or business of XRS.

2. Termination and Severance.

If (a) XRS or its successor terminates Employee's employment for any reason other than for Cause, whether or not a Change of Control has occurred, or (b) Employee terminates employment for Good Reason within six-months following a Change of Control, XRS or its successor entity shall:

(i)
pay Employee as severance either (I) Employee’s monthly base salary in effect at the time of separation if severance is triggered under Section 2(a) above or (II) Employee’s monthly base salary in effect immediately prior to the Change of Control if severance is triggered under Section 2(b) above; less customary withholdings, for twelve (12) consecutive months beginning within fifteen (15) days after the General Release (referred to below) has become irrevocable, but only if: (A) Employee has delivered to XRS or its successor a signed General Release in the form attached as Exhibit A, (B) the rescission period in Section 5 of the General Release has expired and (c) Employee has not rescinded that General Release during that rescission period;

(ii)	reimbursement for outplacement services for a period of six (6) months not to exceed $10,000.00, and

(iii) if Employee timely elects to continue Employee’s group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, pay on Employee's behalf the Employer portions of such premiums for such coverage for the lesser of twelve (12) months or such time as Employee's COBRA/continuation rights expire (during that period the Employee shall pay the monthly Employee portions of such premiums in an amount equal to the monthly Employee paid portions in effect immediately before termination of employment).

Any other provision of this Agreement notwithstanding, XRS may terminate Employee's employment without notice if the termination is based on Cause. In the event of a termination for Cause, and not withstanding any contrary provision otherwise stated, Employee shall receive only Employee’s base salary earned through the date of termination.

XRS may, subject to applicable law, terminate this Agreement by giving Employee two (2) months notice if Employee, due to sickness or injury, is prevented from carrying out Employee’s essential job functions for a period of six (6) months or longer. In the event of such termination, Employee shall receive only that compensation earned through the date of termination; provided, however, that Employee shall be entitled to all or a portion of any bonus due Employee pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.

Employee's employment and this Agreement will be deemed terminated upon the death of the Employee. In the event of such termination, Employee shall receive only compensation earned through the date of termination provided, however, that Employee shall be entitled to all or a portion of any bonus due Employee pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.
This Agreement does not limit or reduce any amounts payable to Employee under the terms of any cash bonus or equity incentive compensation plans.

3. Miscellaneous.

3.1 Governing Law. This Agreement shall be governed and construed according to the laws of the State of Minnesota.

3.2 Insurance. For the period from the date hereof through at least the second anniversary of Employee’s termination of employment from Company or XRS, Company and XRS agree to maintain Employee as an insured party on all directors’ and officers’ insurance maintained by the Company and XRS for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide Employee with at least the same corporate indemnification as its officers.
3.3 Successors. This Agreement is personal to Employee and Employee may not assign or transfer any part of Employee’s rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by XRS and XRS shall require any successors or assigns to expressly assume and agree to perform XRS's obligations under this Agreement.

3.4 Modification. This Agreement supersedes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement, which are hereby revoked. The parties agree that this Agreement is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

3.5 Survival. This Agreement shall be binding upon XRS and its successors and assigns, and shall continue in effect before and after a Change of Control.

3.6 Tax Withholding/Section 409A. XRS may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as XRS determines are required to be withheld pursuant to any applicable law or regulations. This Agreement is intended to be exempt from the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code and should be interpreted accordingly. Notwithstanding anything in this Agreement to the contrary, in no event will the amounts payable under Section 2(i) exceed the limit allowed for an “involuntary separation from service plan” under Treas. Reg. § 1.409A-1(b)(9)(iii).

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

XRS Corporation

By:	/s/ John J. Coughlan
John J. Coughlan
Its:	Chief Executive Officer

By:	/s/ Brendan Reidy
Brendan Reidy
Its:	President and Chief Operating Officer

EXHIBIT A

GENERAL RELEASE

This General Release (the “General Release”) is made and entered into as of the __ day of __________, between Brendan Reidy (“Reidy”) and XRS Corporation, a Minnesota corporation (XRS Corporation and its successors are jointly and severally referred to herein as “XRS”).

WHEREAS, XRS and Reidy entered into a Severance Agreement dated March 11, 2013 (the “Severance Agreement”), which provides for the payment of certain severance payments to Reidy if the payment conditions are met under the Severance Agreement;

WHEREAS, under the Severance Agreement, Reidy must execute and deliver this General Release as a condition precedent to the receipt of severance payments under the Severance Agreement;

WHEREAS, Reidy is no longer an officer or employee of XRS (the final date of Reidy’s employment with XRS is referred to as the “Final Date of Employment”); and

WHEREAS, Reidy intends to settle any and all claims that Reidy has or may have against XRS, except for the continuing obligations of XRS described in Section 1 below;

NOW, THEREFORE, in consideration of the foregoing, Reidy and XRS agree as follows:

1.    Continuing Obligations of XRS. This General Release does not amend, waive or discharge any obligations of XRS to Reidy under any of the following (collectively, the “Continuing Obligations of XRS”):

(a)    the Severance Agreement;

(b)    accrued and unpaid salary through the Final Date of Employment;

(c)    PTO (personal time off) and other employee benefits applicable to Reidy as of the Final Date of Employment;

(d)    any cash or equity compensation plans, arrangements or equity grants in effect as of the Final Date of Employment (those compensation or equity arrangements are governed by the respective plan or grant document, and are not amended, extended or terminated by this General Release);

(e)    the terms of the Articles of Incorporation and Bylaws of XRS, as applicable to officers of XRS as of the Final Date of Employment;

(f)    the provisions of the Minnesota Business Corporation Act, as applicable to officers of XRS as of the Final Date of Employment;

(g)    the officers & directors insurance for XRS, as applicable to officers of XRS as of the Final Date of Employment;

(h)    if Reidy is a shareholder of XRS, any obligations of XRS to Reidy as a shareholder;

(i)    any written agreement or arrangements, if any, which obligate XRS to indemnify and/or purchase officers & directors insurance for the officers of XRS (who served in such capacity as of the Final Date of Employment); or

(j)	any other applicable statute or regulation which obligates XRS to indemnify officers of XRS (who served in such capacity as of the Final Date of Employment).

2.    Release of Claims.

(a)
Except only for the Continuing Obligations of XRS, in consideration of the first $5,000 in severance that is payable under the Severance Agreement, Reidy hereby fully and completely releases and waives any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which Reidy has or may have against the Releasees (as hereinafter defined), arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of Reidy’s signature on this General Release, including Reidy’s employment with XRS and the cessation of that employment, with the exception of possible claims under the Age Discrimination in Employment Act. For purposes of this General Release, the “Releasees” means collectively XRS, its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, servants, auditors, attorneys, employees, and insurers, and each and all thereof. Reidy understands and accepts that Reidy’s release of claims includes any and all possible claims, both known or unknown, asserted or unasserted, direct or indirect, including but not limited to claims based upon:

(i)	Title VII of the Federal Civil Rights Act of 1964, as amended;

(ii)	the Americans with Disabilities Act; the Equal Pay Act;

(iii)	the Fair Labor Standards Act; the Employee Retirement Income Security Act; or

(iv)	any other federal, state or local statute, ordinance or law.

Reidy also understands and agrees that, except only for the Continuing Obligations of XRS, Reidy is giving up all other claims, including those grounded in contract or tort theories, including but not limited to: wrongful discharge; violation of Minnesota law; violation of the laws of the state of residence of Reidy; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; sexual harassment; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

Reidy further understands and agrees that, except only for the Continuing Obligations of XRS, Reidy is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by Reidy or Reidy’s behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Releasees. Reidy also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Releasees.

(b)
Except only for the Continuing Obligations of XRS, in consideration of the remainder of the severance that is payable under the Severance Agreement (after the first $5,000 referred to in Section 2(a) above), Reidy hereby fully and completely releases the Releasees from each and every legal claim or demand of any kind that Reidy ever had or might now have arising out of any action, conduct, or decision taking place during Reidy’s employment with XRS, asserted or unasserted, known or unknown, direct or indirect, arising under or relating to the Age Discrimination in Employment Act, as amended.

3.    Other Agreements. This General Release does not amend, waive or discharge any obligations of Reidy under the noncompetition, nonsolicitation and nondisclosure agreement entered into between Reidy and XRS when Reidy first became an employee of XRS.

4.    Acceptance Period; Advice of Counsel. The terms of this General Release will be open for acceptance by Reidy for a period of 21 days after the Final Date of Employment, during which time Reidy may consider whether or not to accept and sign this General Release. Reidy agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period. Reidy is advised to seek the advice of an attorney before signing this General Release (at Reidy’s own expense).

5.    Rescission. Reidy has been informed of Reidy’s right to rescind this General Release by written notice to XRS within fifteen (15) calendar days after the execution of this General Release. Reidy has been informed and understands that any such rescission must be in writing and delivered by hand, or sent by U.S. Mail within that 15-day time period to the attention of XRS’ General Counsel, at XRS’ principal office address. If delivered by U.S. Mail, the rescission must be: (1) postmarked within that 15-day period and (2) sent by certified mail, return receipt requested. Reidy understands and agreed that XRS will have no obligations to pay severance under the Severance Agreement if Reidy delivers a timely notice of rescission to XRS.

6.    Binding Agreement. This General Release shall be binding upon, and inure to the benefit of, Reidy and XRS and their respective successors and permitted assigns.

7.    Representation. Reidy acknowledges and states that Reidy has read this General Release. Reidy further represents that this General Release is written in language which is understandable to Reidy, that Reidy fully appreciates the meaning of its terms, and that Reidy enters into this General Release freely and voluntarily.

8.    Non-Admission. It is understood and agreed that this General Release does not constitute an admission by XRS of any liability, wrongdoing, or violation of any law. Further, XRS expressly denies any wrongdoing of any kind whatsoever in its actions and dealings with Reidy.

9.    Amendments. No amendment or modification of this General Release shall be deemed effective unless made in writing and signed by Reidy and XRS.

XRS Corporation

By:
John J. Coughlan
Its:	Chief Executive Officer

By:
Brendan Reidy
Its:	President and Chief Operating Officer